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                                                                    Exhibit 99.1

                                   THOR logo

      419 WEST PIKE STREET O P.O. BOX 629 O JACKSON CENTER, OHIO 45334-0629
                      PHONE 937-596-6849 O FAX 937-596-6539

                              N E W S R E L E A S E


Date:     February 2, 2004
Contact:  Wade F. B. Thompson or Peter B. Orthwein

            THOR ANNOUNCES RECORD SALES FOR SECOND QUARTER, 6 MONTHS
                         BACKLOG UP 83% TO RECORD LEVEL.

Thor Industries, Inc. (NYSE: THO) announced today a record order backlog and record preliminary sales for the second quarter and six months ended January 31, 2004.

Sales in the quarter were $426 million, up 29% from $330 million last year. RV sales in the quarter were $374 million, up 35% from $276 million last year. Bus sales in the quarter were $52 million, down 3% from $54 million last year.

Sales in the 6 months were $916 million, up 24% from $736 million last year. RV sales in the 6 months were $806 million, up 28% from $628 million last year. Bus sales in the 6 months were $110 million, up 2% from $108 million last year.

These results include Damon sales of $51 million in the quarter and $89 million since its acquisition on September 2, 2003.

Total backlog on January 31, 2004 was $499 million, easily the highest in the company's history and up 83% from $272 million last year. RV backlog on January 31, 2004, was $405 million, up 125% from $180 million last year. Bus backlog was $94 million, up 2% from $92 million last year. Damon's backlog was $49 million this year. Last year's figure excludes Damon.

"This record backlog together with high consumer confidence levels and low interest rates bodes extremely well for the remainder of the year," said Wade F.
B. Thompson, Thor Chairman. Complete results are expected to be announced in approximately 4 weeks.

Thor is the largest manufacturer of recreation vehicles and the largest builder of mid-size buses.

This release includes "forward looking statements" that involve uncertainties and risks. There can be no assurance that actual results will not differ from the Company's expectations. Factors which could cause materially different results include, among others, the success of new product introductions, the pace of acquisitions and cost structure improvements, competitive and general economic conditions, and the other risks set forth in the Company's filings with the Securities and Exchange Commission.